Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

March 3, 2014

Macatawa Bank Corporation

10753 Macatawa Drive

Holland, Michigan 49424

Re:	Macatawa Bank Corporation Form S-3 Registration Statement 6,922,508 Shares of Common Stock, No Par Value

Ladies and Gentlemen:

We are counsel to Macatawa Bank Corporation, a Michigan corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") relating to the resale from time to time by selling shareholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of up to 6,922,508 shares of common stock of the Company, no par value (the "Shares").

We are familiar with the proceedings taken by the Company in connection with the authorization of the Shares. We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid, and non-assessable.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the laws of the State of Michigan and the federal laws of the United States. The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

We consent to the prospectus discussion of this opinion contained in the Registration Statement, the reproduction of this opinion as an exhibit to the Registration Statement, and to being named under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered for the purposes of Part II, Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.

Warner Norcross & Judd LLP

By	/s/ Charlie Goode
Charlie Goode, a Partner